Exhibit 99.1
FOR IMMEDIATE RELEASE
Rentech Announces Results for Third Quarter of Fiscal 2010
Company Reiterates Guidance for Fiscal 2010
LOS ANGELES, CA (August 9, 2010) — Rentech, Inc. (NYSE AMEX: RTK) today announced results for the third quarter of fiscal year 2010, ended June 30, 2010, and reiterated previously provided guidance for its 2010 fiscal year.
For the third quarter of fiscal year 2010, Rentech reported revenue of $49.8 million, compared to $93.3 million for the comparable quarter in the prior year. The decrease reflects a reduction in sales prices for all products from the prior year’s record high prices, which was partially offset by higher sales volume. The Company expects its nitrogen fertilizer subsidiary, Rentech Energy Midwest Corporation (REMC), to benefit from significantly improved product prices and margins for the remainder of this calendar year due to positive fundamental factors including higher corn prices, strong farmer income and a reasonably priced natural gas market.
Rentech continues to project that REMC’s operating income for fiscal year 2010 will exceed $20 million and REMC’s EBITDA for the fiscal year will exceed $30 million, based on the fact that a sizeable portion of REMC’s planned deliveries for the fiscal year have already been sold at fixed prices and on the strengthening demand and pricing for fertilizer products. EBITDA is a non-GAAP financial measure. Further explanation of this non-GAAP financial measure and a reconciliation of REMC’s projected EBITDA to operating income for fiscal year 2010 have been included below in this press release.
Operating income for REMC was $14.6 million for the third quarter of fiscal year 2010, compared to operating income of $50.0 million in the comparable period last year. The decrease was primarily due to lower sales prices, which was partially offset by increased sales volume and lower natural gas prices.
Selling, general and administrative expenses for the Company were $7.5 million for the third quarter of fiscal year 2010, compared to $6.0 million in the comparable period last year. The increase reflects the retention of key employees of SilvaGas Corporation, which was acquired on June 30, 2009, additional employees and consultants brought on to advance renewable energy project development, an increase in non-cash compensation expense and an accrual of severance payments owed to a former officer of the Company.
Research and development (R&D) expenses for the Company for the third quarter of fiscal year 2010 were $5.0 million, down from $7.2 million in the comparable period last year. Prior year R&D expenses reflected an accrual of $2.9 million for sales and use taxes related to the construction of the Company’s Product Demonstration Unit (PDU).
For the three months ended June 30, 2010, Rentech reported a net loss of $1.7 million, or $0.01 per share, which compares to net income of $33.6 million or $0.20 per share for the comparable period in fiscal year 2009.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Rentech reported revenue of $96.1 million for the nine months ended June 30, 2010, compared to $160.9 million for the comparable period in the prior year. Prior year results reflected product prices that were at historical highs. SG&A expenses were $21.3 million for the first nine months of fiscal year 2010, up from $18.7 million for the comparable period in the prior year. The increase resulted from the retention of SilvaGas’ key employees, additional employees and consultants brought on to advance renewable energy project development, an increase in non-cash compensation expense and an accrual of severance payments owed to a former officer of the Company. R&D expenses for the current period were $13.3 million, down from $16.6 million for the comparable period in the prior year. Prior period R&D expenses reflected an accrual of $2.9 million for sales and use taxes related to the construction of the PDU. Rentech reported a net loss of $33.1 million, or $0.15 per share, for the current period, which included $0.03 per share of expenses related to the bi-annual turnaround at REMC and expenses related to the loss on debt extinguishment. This compares to net income of $7.2 million, or $0.04 per share, for the comparable period in fiscal year 2009.
As of June 30, 2010, Rentech had cash and cash equivalents of $47.9 million on a consolidated basis.
Commenting on the third quarter results for fiscal year 2010, D. Hunt Ramsbottom, President and CEO of Rentech, stated, “We continue to be pleased with REMC’s performance this fiscal year. Strong product demand and strengthening product prices over the course of this year have resulted in our continued confidence that REMC should generate EBITDA in excess of $30 million.”
Mr. Ramsbottom continued, “Higher crude oil prices and a global focus on new energy sources present significant market opportunities for the deployment of our energy conversion technologies for the production of low-carbon synthetic fuels and power. The recently secured $20 million incremental term loan supports our ability to pursue these development activities as well as front-end engineering and design of our Rialto renewable energy project.”
Conference Call with Management
The Company will hold its fiscal 2010 third quarter conference call on Tuesday, August 10, 2010 at 10:00 a.m. PDT, during which time Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-920-2986 or 212-231-2903. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 12:00 p.m. PDT on August 10 through 12:00 p.m. PDT on August 17. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21477698.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

RENTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Total Revenues	$49,776	$93,333	$96,097	$160,890

Cost of Sales	34,589	42,585	79,051	107,555

Gross Profit	15,187	50,748	17,046	53,335

Operating Expenses	12,979	13,541	36,110	36,243

Operating Profit (Loss)	2,208	37,207	(19,064)	17,092

Total Other Expenses	(3,875)	(3,656)	(14,075)	(9,944)

Income (Loss) from Continuing Operations before Income Taxes	(1,667)	33,551	(33,139)	7,148

Income tax expense	10	3	10	17

Income (Loss) from Continuing Operations	(1,677)	33,548	(33,149)	7,131

Income from discontinued operations	2	2	8	66

Net Income (Loss)	$(1,675)	$33,550	$(33,141)	$7,197

Basic and Diluted Income (Loss) per Common Share
Continuing operations	$(0.01)	$0.20	$(0.15)	$0.04
Discontinued operations	0.00	0.00	0.00	0.00

Basic and Diluted Income (Loss) per Common Share	$(0.01)	$0.20	$(0.15)	$0.04

Weighted-Average Number of Common Shares Outstanding
Basic	216,175	167,258	214,161	166,836

Diluted	216,175	167,551	214,161	167,144

10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Disclosure Regarding Non-GAAP Financial Measures
EBITDA is a presentation of “earnings before interest, taxes, depreciation and amortization.” Management believes that EBITDA (a non-GAAP measure) can be a useful indicator of the fundamental operating performance of REMC’s fertilizer production facility. Management believes that EBITDA can help investors evaluate REMC’s operating performance by eliminating the effect of non-cash expenses and non-operating expenses of interest, taxes and depreciation and amortization. We also believe that our investors may use EBITDA as a measure of the operating performance of REMC’s business. We recommend that investors carefully review the GAAP financial information (including our statement of cash flows) included as part of our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our earnings releases; compare GAAP financial information with the non-GAAP financial results disclosed in our quarterly earnings releases and investor calls, and read the computation below.
Fiscal Year 2010 REMC EBITDA Projection ($ millions)

Operating Income, in excess of	$20.0
Depreciation and Amortization	10.0

EBITDA, in excess of	$30.0
About Rentech, Inc.
Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Company’s Rentech-SilvaGas biomass gasification process can convert multiple biomass feedstocks into synthesis gas (syngas) for production of renewable fuels and power. Combining the gasification process with Rentech’s unique application of syngas conditioning and clean-up technology and the patented Rentech Process based on Fischer-Tropsch chemistry, Rentech offers an integrated solution for production of synthetic fuels from biomass. The Rentech Process can also convert syngas from fossil resources into ultra-clean synthetic jet and diesel fuels, specialty waxes and chemicals. Pursuant to an alliance agreement, UOP, a Honeywell company, has agreed to provide final product upgrading and acid gas removal technologies. Rentech develops projects and licenses these technologies for application in synthetic fuels and power facilities worldwide. Rentech Energy Midwest Corporation, the Company’s wholly-owned subsidiary, manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate, urea granule, and urea solution in the corn-belt region of the central United States. Rentech has been recognized by Biofuels Digest as one of the “50 Hottest Companies in Bio-energy” and has been named as one of the “Biofuels Digest Companies of the Year” for its recent innovations and achievements, particularly in aviation biofuels.
Safe Harbor Statement
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the demand, pricing and margins for REMC’s products; projected EBITDA performance at REMC; and the Company’s positioning and ability to take advantage of opportunities to develop projects utilizing its renewable energy and clean coal technologies and projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.
10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

For more information
Please contact: Julie Dawoodjee, Vice President of Investor Relations and Communications, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.
10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM